Exhibit 99.1

3DIcon Hires Ragnar Avery as Vice President, CHS Marketing and Sales

Tulsa, OK – January 24, 2017 – 3DIcon Corporation (OTC Pink: TDCP) (the “Company”) announced today it has hired silicon materials expert Ragnar Avery as Vice President, CHS Marketing and Sales. Avery will lead new business development and sales initiatives for the Company’s proprietary liquid silicon precursor, cyclohexasilane, Si6H12 (CHS).

Avery is a veteran of the silicon materials industry, having spent 33 years at Dow Corning Corporation, one of the world’s leading global suppliers of silicones and silicone solutions and products. During his career at Dow Corning Avery served in a broad range of global sales and marketing position. Avery is one of four Dow Corning Sellers recognized in the Sales Gallery 2005 to 2013, the first to obtain four Sales Excellence Awards for top 1% sellers, and received seven Sales Achievement Awards for top 10% sellers in New Business Development.

Most recently Avery served as the New Business Development Manager for Lithium Ion Battery Solutions within Dow Corning’s Business and Technology Incubator. Within that role, Avery was responsible for developing a portfolio of collaboration opportunities for Dow Corning’s silicon material solutions, as well as managing relationships with key prospect customers of silicon materials. Avery holds a Bachelor of Science, Mechanical Engineering from Purdue University and a Masters of Science, Manufacturing Management from Kettering University.

The hiring comes during an important time for the Company, as it recently signed a supply agreement with Gelest, Inc. for the pilot-scale manufacturing of its CHS technology, with the intent to begin sale of the product to commercialization suppliers of materials used in Lithium-ion batteries and more specifically anode battery materials. Sales of CHS under the Gelest agreement would represent the first revenue for the Company in this sector, and are projected to reach $500,000 by the end of 2017.

About 3DIcon Corporation

3DIcon Corporation (the "Company") is a developer of technologies for emerging markets, including its patented volumetric 3D display technology, CSpace®. In collaboration with its wholly owned subsidiary, Coretec Industries, LLC, the Company utilizes a portfolio of silicon-based materials to pursue commercial development in energy-focused verticals such as energy storage, solar, and solid-state lighting, as well as printable electronics and 3D displays.

For more information, please visit www.3dicon.net.

Company contact:
3DIcon Corporation
Judy Keating
918-494-0509

6804 South Canton Ave, Suite 150

Tulsa, OK 74136-3416